Exhibit 10.2

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO MILLENNIUM BIOTECHNOLOGIES GROUP, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

Principal Amount: $550,000	Issue Date: November 30, 2007

SECURED CONVERTIBLE NOTE

FOR VALUE RECEIVED, MILLENNIUM BIOTECHNOLOGIES GROUP, INC., a Delaware corporation (hereinafter called "Borrower"), hereby promises to pay to HARBORVIEW MASTER FUND L.P., c/o Beacon Capital Management, Harbor House, Roadtown, Tortolla, BVI (the "Holder") or assignee, without demand, the sum of Five Hundred and Fifty Thousand Dollars ($550,000), with simple and unpaid interest thereon, on November 30, 2008 (the "Maturity Date"), if not paid sooner.

The following terms shall apply to this Note:

ARTICLE I

GENERAL PROVISIONS

1.1 Payment Grace Period. The Borrower shall have a ten (10) business day grace period to pay any monetary amounts due under this Note, after which grace period and during the pendency of an Event of Default (as defined in Article III) a default interest rate of eighteen percent (18%) per annum shall apply to the amounts owed hereunder.

1.2.  Interest Rate. Simple interest payable on this Note shall accrue at the annual rate of six percent (6%). Interest will be payable on December 31, 2007 and on the last business day of each calendar quarter thereafter and on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner as described below. Interest will be payable in cash, or at the election of the Holder, provided an Event of Default or an event which with the passage of time or the giving of notice could become an Event of Default, is not pending, by the Borrower’s delivery of a Note in the principal amount of such interest payment (“Interest Note”), which Note shall be identical to this Note, including the maturity date, except that interest on such Interest Note must be paid in cash.

1.3. Conversion Privileges. The Conversion Privileges set forth in Article II shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default.

ARTICLE II

CONVERSION RIGHTS

The Holder shall have the right to convert the principal due under this Note into Shares of Common Stock, $0.001 par value per share (“Common Stock”) of the Borrower as set forth below.

2.1. Conversion into Common Stock.

(a) The Holder shall have the right from and after the Issue Date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, and accrued interest if any, at the election of the Holder (the date of giving of such notice of conversion being a "Conversion Date") into fully paid and nonassessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock into which such Common Stock shall hereafter be changed or reclassified, at the conversion price as defined in Section 2.1(b) hereof (the "Conversion Price"), determined as provided herein. Upon delivery to the Borrower of a completed Notice of Conversion, a form of which is annexed hereto, the Borrower shall issue and deliver to the Holder within three (3) business days after the Conversion Date (such third day being the “Delivery Date”) that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing (“Conversion Shares”). At the election of the Holder, the Borrower will deliver accrued but unpaid interest on the Note in the manner provided in Section 1.2 through the Conversion Date directly to the Holder on or before the Conversion Date. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note and interest to be converted, by the Conversion Price.

(b) Subject to adjustment as provided in Section 2.1(c) hereof, the Conversion Price per share shall be $.14.

(c)  The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A. Merger, Sale of Assets, etc. If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

B. Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

C. Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

D. Share Issuance. So long as this Note is outstanding, if the Borrower shall issue any shares of Common Stock for a consideration less than the Conversion Price in effect at the time of such issue, then, and thereafter successively upon each such issue, the Conversion Price shall be reduced to such other lower issue price. For purposes of this adjustment, the issuance of any security carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price. The reduction of the Conversion Price described in this paragraph is in addition to other rights of the Holder described in this Note.

(d) Whenever the Conversion Price is adjusted pursuant to Section 2.1(c) above, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

(e) The Borrower will reserve from its authorized and unissued Common Stock 4,165,000 shares of Common Stock. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that issuance of this Note by the Borrower shall constitute full authority to the Borrower officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

(f) A. The Borrower understands that a delay in the delivery of certificates for or electronic issuance of Conversion Shares on the relevant Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, in addition to any other available remedies at law, the Borrower agrees to pay late payments to the Holder for late issuance of the Conversion Shares in accordance with the following schedule (where “No. Business Days Late” is defined as the number of business days beyond two (2) business days after the Delivery Date):

No. Business Days Late	Late Payment For Each $10,000 of Principal or Interest Being Converted
1	$100
2	$200
3	$300
4	$400
5	$500
6	$600
7	$700
8	$800
9	$900
10	$1,000
>10	$1,000 + $200 for each Business Day Late beyond 10 days

The Borrower shall pay any payments incurred under this Section in immediately available funds upon demand. Nothing herein shall limit the Holder’s right to pursue actual damages for the Borrower’s failure to issue and deliver the Conversion Shares to the Holder within a reasonable time. Furthermore, in addition to any other remedies which may be available to a Holder, in the event that the Borrower fails for any reason to effect delivery of such Conversion Shares within two (2) business days after the Delivery Date, the Converting Holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Borrower prior to the Holder’s receipt of the relevant Conversion Shares, whereupon the Borrower and the Holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion.

B. If, by the tenth business day after the relevant Delivery Date, the Borrower fails for any reason to deliver the Conversion Shares, but at any time after the Delivery Date, the Holder purchases, in an arm’s-length open market transaction or otherwise, shares of Common Stock (the “Covering Shares”) in order to make delivery in satisfaction of a sale of Common Stock by the Holder (the “Sold Shares”), which delivery the Holder anticipated to make using the shares to be issued upon such conversion (a “Buy-In”), the Holder shall have the right to require the Borrower to pay to the Holder, in addition to and not in lieu of the amounts contemplated in other provisions of the Transaction Agreements (as that term is defined in the Loan Agreement, dated as of November 30, 2007, to which the Borrower and the Holder, or the Holder’s predecessor in interest, are parties), including, but not limited to, the provisions of this Section 2.1(f), the Buy-In Adjustment Amount (as defined below). The “Buy-In Adjustment Amount” is the amount equal to the number of Sold Shares multiplied by the excess, if any, of (x) the Holder's total purchase price per share (including brokerage commissions, if any) for the Covering Shares over (y) the net proceeds per share (after brokerage commissions, if any) received by the Holder from the sale of the Sold Shares. The Borrower shall pay the Buy-In Adjustment Amount to the Holder in immediately available funds immediately upon demand by the Holder. By way of illustration and not in limitation of the foregoing, if the Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which the Borrower will be required to pay to the Holder will be $1,000.

2.2 Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder upon delivery of the Note to the Borrower, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

2.3  Maximum Conversion. The Holder shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on a Conversion Date, (ii) any Common Stock issuable in connection with the unconverted portion of this and any other Notes beneficially owned by Holder of Borrower, and (iii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Borrower on such Conversion Date. For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate conversions of only 4.99% and aggregate conversion by the Holder may exceed 4.99%. The Holder shall have the authority and obligation to determine whether the restriction contained in this Section 2.3 will limit any conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Notes are convertible shall be the responsibility and obligation of the Holder. The Holder may increase the permitted beneficial ownership amount up to 9.99% upon and effective after 61 days prior written notice to the Company. The Holder may allocate which of the equity of the Borrower deemed beneficially owned by the Holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%.

2.4  Reports under Securities Act and Exchange Act. With a view to making available to the Holder the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Holder and any transferee to sell Conversion Shares to the public without Registration (“Rule 144”), the Borrower agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144;

(b) file with the SEC in a timely manner all reports and other documents required of the Borrower under the Securities Act and the Exchange Act; and

(c) furnish to the Holder or any transferee so long as the Holder or any transferee owns any Common Stock, promptly upon request, (i) a written statement by the Borrower that it has complied with the reporting requirements of the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Borrower and such other reports and documents so filed by the Borrower and (iii) such other information as may be reasonably requested to permit the Holder to sell such securities pursuant to Rule 144 without registration.

(d) The Borrower will, at the request of any Holder or any transferee, in connection with the sale of some or all of the Common Stock pursuant to Rule 144 upon receipt from such Holder or any transferee or any transferee of a certificate certifying (i) that such Holder and its transferor have held such Shares for a period of not less than two (2) years, (ii) that such Holder or any transferee has not been an affiliate (as defined in Rule 144) of the Borrower for more than the ninety (90) preceding days, and (iii) as to such other matters as may be appropriate in accordance with such Rule, will at Borrower’s cost and expense cause to be removed from the stock certificate representing such Common Stock that portion of any restrictive legend which relates to the registration provisions of the Securities Act.

ARTICLE III

EVENT OF DEFAULT

The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

3.1 Failure to Pay Principal or Interest. The Borrower fails to pay any installment of principal, interest or other sum due under this Note when due and such failure continues for a period of ten (10) business days after the due date. The ten (10) day period described in this Section 3.1 is the same ten (10)) business day period described in Section 1.1 hereof.

3.2 Breach of Covenant. The Borrower breaches any material covenant or other material term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of fifteen (15) business days after written notice to the Borrower from the Holder.

3.3 Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed without the consent of the Borrower is not dismissed within sixty (60) days of appointment.

3.4 Judgments. Any money judgment, writ or similar final process shall be entered or filed against Borrower or any of its property or other assets for more than $250,000, and shall remain unpaid, unvacated, unbonded or unstayed for a period of forty-five (45) days.

3.5 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and if instituted against Borrower are not dismissed within sixty (60) days of initiation.

3.6 Delisting. Failure of the Common Stock to be listed for trading or quotation on a Principal Market (which includes the Bulletin Board) for five or more consecutive trading days.

3.7 Non-Payment. A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $250,000 for more than thirty days after the due date, unless the Borrower is contesting the validity of such obligation in good faith and has segregated cash funds equal to not less than one-half of the disputed amount.

3.8 Stop Trade. An SEC or judicial stop trade order or Principal Market trading suspension that lasts for ten or more consecutive trading days.

3.9 Failure to Deliver Common Stock or Replacement Note. Borrower's failure to deliver Common Stock to the Holder pursuant to and in the form required by this Note, or, if required, a replacement Note more than seven (7) Business Days after the required delivery date of such Common Stock or Note.

3.10 Reservation Default. Failure by the Borrower to have reserved for issuance upon conversion of the Note the amount of Common stock as set forth in this Note.

3.11 Cross Default. A default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and the Holder are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period.

ARTICLE IV

SECURITY INTEREST

4.1 To secure fulfillment of all of Borrower’s obligations under this Note and under any other subsequent advances made by the Holder to the Borrower, the Borrower hereby grants to Holder a security interest in the Collateral (as defined below; the security interest in the Collateral is referred to as the “Security Interest”). Should Borrower default on this Note, Holder will be entitled to the Security Interest in favor of Borrower on the following property and fixtures of the Borrower wherever located and whether now owned or in existence or hereafter acquired or created, of every kind and description, tangible or intangible, including, without limitation, all inventory, goods, equipment, patents, patents pending, trademarks, trademark applications, documents, instruments, chattle paper, bank accounts, cash, contract rights and general intangibles, such terms as defined by the Uniform Commercial Code, and more particulary all of which are presently located at 665 Martinsville Road, Suite 219, Basking Ridge, New Jersy 07920. The Borrower agrees that within three (3) business days after the issuance of this Note or any subsequent advance made by the Holder to the Borrower, as the case may be, the Borrower will, at its sole cost and expense, file financing statements or amendments to existing financing statements in the office of the Secretary of State of Delaware (or other appropriate office) and make appropriate filings in the Patent Office and the Trademark Office, respectively, of the United States Patent and Trademark Office to reflect the Security Interest in favor of the Holder. The security interest set forth in this section 4.1 is hereinafter referred to as the “Borrower’s Security Interest Provisions.”

4.2 Payment of this Note is also secured pursuant to the Security Interest Agreement, of even date (the “Grantor Subsidiary’s Security Interest Agreement” or a “Security Interest Agreement”), executed by the Grantor Subsidiary (as defined below), as debtor, in favor of the Holder, as secured party, the terms of which are incorporated herein by reference.

ARTICLE V

GUARANTEE

5.1 Millennium Biotechnologies, Inc., a subsidiary of the Borrower (the “Grantor Subsidiary”) is personally guarantying to the Holder the timely and full fulfillment of all of the obligations of the Borrower under this Note on the terms provided above and in (and as limited by) the Grantor Subsidiary Guarantee, which has been executed by the Grantor Subsidiary in favor of, and delivered to, the Holder. Such guaranty is referred to as the “Grantor Subsidiary’s Guarantee.”

5.2 The obligations of the Borrower under this Note and of the Grantor Subsidiary under the Grantor Subsidiary Guarantee are secured under the terms of the Grantor Subsidiary’s Security Interest Agreement, as referred to in Section 4.2 hereof.

5.3 Subject to the terms of the Loan Agreement, no provision of this Note shall alter or impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the coin or currency, as herein prescribed. This Note is direct obligations of the Borrower.

5.4 Any payments received by the Holder with respect to this Note or on account of any rights taken with respect to the Borrower’s Security Interest Provisions, the Grantor Subsidiary’s Guarantee, or the Grantor Subsidiary’s Security Interest Agreement, shall be applied in the following order of priority: (i) first, to any amounts due to the Holder under any of the Transaction Agreements (other than interest and principal on the Note) or to costs of collection, (ii) then, to accrued but unpaid interest on the Note, and (iii) then, to principal on the Note.

ARTICLE VI

MISCELLANEOUS

6.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

6.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Borrower to: Millennium Biotechnologies, Inc., Attn: Frank Guarino, 665 Martinsville Road, Suite 219, Basking Ridge, NJ 07920, with a copy by telecopier only to: Silverman Sclar Shin & Byrne PLLC, Attn: Peter Silverman, Esq., telecopier: (212) 779-8858; and (ii) if to the Holder, to the name, address and telecopy number set forth on the front page of this Note, with a copy by telecopier only to Samuel M. Krieger, Esq., Krieger & Prager, LLP, 39 Broadway, Suite 920, New York, New York 10006, telecopier number: (212) 363-2999.

6.3 Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented. The Holder by acceptance hereof confirms such Holder’s agreement to the terms and conditions set forth herein.

6.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns; provided, however, that by acceptance of this Note, Holder agrees that it may not and will not assign any portion of this Note to any competitor of Borrower that is engaged in the business of selling and/or distributing neutricuetical products.

6.5 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

6.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Holder.

6.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

6.8.  Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

6.9 Shareholder Status. The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note. However, the Holder will have the rights of a shareholder of the Borrower with respect to the Shares of Common Stock to be received after delivery by the Holder of a Conversion Notice to the Borrower.

6.10 Remedies. This Note shall be deemed an unconditional obligation of the Borrower for the payment of money and, without limitation, to any other remedies available to Holder. This Note may be enforced against the Borrower by summary proceeding pursuant to N.Y. Civil Procedure Law and Rules Sect. 3213 or any similar rule or statute in the jurisdiction where enforcement is sought.

6.11 Non-Business Days. Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due on the next succeeding business day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the 30th day of November, 2007.

MILLENNIUM BIOTECHNOLOGIES GROUP, INC.

By:	s/Frank Guarino
Name: Frank Guarino
Title: CFO

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $   of the principal and $   of the interest due on the Note issued by Millennium Biotechnologies Group, Inc. on November 30, 2007 into Shares of Common Stock. according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:

Conversion Price:

Shares To
Be Delivered:

Signature:

Print Name:

Address: